EXHIBIT 10.2

Performance Restricted Share Unit Award Agreement

Granted by

METROPOLITAN BANK HOLDING CORP.

under the

METROPOLITAN BANK HOLDING CORP.
2009 EQUITY INCENTIVE PLAN

This Performance Restricted Share Unit Award Agreement ("Agreement") is and shall be subject in every respect to the provisions of the 2009 Equity Incentive Plan (the "Plan") of Metropolitan Bank Holding Corp. (the "Company") which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  A copy of the Plan has been provided to each Grantee granted a performance-based Restricted Share Unit award ("Performance Restricted Share Unit" or "Performance Restricted Share Unit Award") pursuant to the Plan.  The holder of this Performance Restricted Share Unit Award (the "Grantee") hereby accepts this Performance Restricted Share Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan ("Committee") or the Board shall be final, binding and conclusive upon the Grantee and the Grantee's heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term "Company" shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code").  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.
1.	Name of Grantee: _____________________________
2.	Date of Grant: _____________________________
3.	Total number of Performance Restricted Share Units covered by the Award (at target level):
The total number of Performance Restricted Share Units to be issued may decrease depending on whether the performance measures, as set forth in Exhibit A attached hereto (the "Performance Measures"), are satisfied.  The Performance Measures shall be comprised of both corporate performance measures ("Corporate Performance Measures") and individual performance measures ("Individual Performance Measures"), as identified on Exhibit A.
4.	Vesting Schedule; Issuance of Common Stock.
Performance Restricted Share Units will convert to Common Stock and be issued to the Grantee on the Vesting Date (as defined below), as follows:

4.1
Three Year Performance Period.  The "Performance Period" for this Award shall be the Company's three consecutive calendar years commencing January 1, [YEAR] ending December 31, [YEAR].  During the month of February immediately following each of the first two years of the Performance Period, the Committee shall meet to evaluate the Grantee's performance for such years with respect to the Performance Measures set forth on Exhibit A hereto.  The Committee shall thereafter report its determination to the Board and to the Grantee.  The total number of Performance Restricted Share Units to be issued as Common Stock will be determined no later than [DATE NO LATER THAN MARCH 15], 2020, upon the determination of the Committee of the level at which the performance measures have been satisfied (the "Vesting Date").  The total number of Performance Restricted Share Units that vest at the end of the Performance Period will depend on whether and to what extent the Performance Measures have been satisfied.

4.2
Vesting Schedule.  Except as otherwise provided in this Agreement, all or a portion of this Performance Restricted Share Unit Award shall vest on the Vesting Date, subject to the Committee's determination of the level of satisfaction of the Performance Measures.

4.3	Acceleration of Vesting. Vesting will automatically accelerate upon the occurrence of an event set forth in Section 7 of this Agreement, in accordance with the terms set forth therein.
4.4
No Fractional Shares. In no event shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued pursuant to the Performance Restricted Share Unit Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.  The settlement of all Performance Restricted Share Units which vest under the Award shall be made solely in shares of Common Stock.

5. Performance Restricted Share Units.

Each Performance Restricted Share Unit represents the right to receive one share of Common Stock on the date determined in accordance with this Agreement and the Plan.
6.	Dividends and Voting Rights.
6.1
No Dividends Payable on Awards.  No dividends or dividend equivalents shall be paid on the Performance Restricted Share Units.  Following the vesting of  and conversion of Performance  Restricted Share Units to Common Stock of the Company, the Grantee shall be entitled to any dividends declared on such Common Stock on the same basis as other stockholders.

6.2	No Voting Rights. The Grantee shall have no voting right with respect to any Performance Restricted Share Unit granted hereunder.

7.	Accelerated Vesting on Change in Control, Death or Disability.
7.1
In the event of a Change in Control, all of the available Performance Restricted Share Unit Awards held by the Grantee will become fully earned and vested immediately.  In the event of a Change in Control, any Performance Measure attached to an Award under the Plan will be deemed satisfied as of the date of the Change in Control and the Settlement Date shall be the date of the Change in Control.  For purposes of this Agreement, the term "Change in Control" shall include (i) the liquidation or dissolution of the Company (other than a liquidation or dissolution into an affiliated entity that does not affect the title or position of Executive); (ii) the sale of substantially all of the assets of the Company; or (iii) any merger, consolidation, sale of common stock or other corporate business combination which results in the acquisition of ownership of more than fifty (50%) of the Common Stock of the Company by a bona fide third party unaffiliated with the Company or any affiliate or their respective current equity holders.  The vesting of this Award upon the occurrence of any other transaction set forth under Section 12.2 of the Plan shall be determined by the Committee at the time of such event.

7.2
In the event of the Grantee's death or Disability during the Performance Period or after the end of the Performance Period and prior to the Committee's determination of the achievement of the Performance Measures, the Grantee (or his beneficiary, as applicable) shall be entitled to the number of shares in which the Grantee is entitled based on achievement of the Performance Measures during the period from the beginning of the Performance Period to the last day of the quarter ending prior to his death or Disability upon such determination by the Committee in accordance with Section 4.1 of this Agreement.  The determination should be made no later than 60 days after his death or Disability.

8.	Effect of Other Terminations of Service on Award.
8.1
Termination by the Company for Cause.  In the event Grantee's employment with the Company is terminated by the Company for "Cause" (as defined below) all unvested Restricted Shares shall be deemed to be forfeited by Grantee as of the date of Grantee's termination (the "Termination Date").

For purposes of this Agreement, "Cause" shall mean, the Grantee's (i) voluntarily leaving his employment with the Company or one of its affiliates, (ii) failure to comply with the rules, procedures or policies of the Company and its affiliates including, without limitation, any failure to timely report to work at expected work hours, such determination to be made by the Company in its sole and absolute discretion, (iii) failure to perform the duties assigned by the President of the Company or the Board in a manner that fully meets expected performance standards, as determined by the Company in its sole and absolute discretion, (iv) perpetrate an act that constitutes a crime, including without limitation, a felony, misdemeanor, fraud, larceny, embezzlement, misappropriation of funds or other misconduct which results in pecuniary loss to the Company or any of its affiliates or that brings the Company or any of its affiliates into public disrepute, (v) failure or refusal to perform any of his duties or responsibilities, or breach of his duties or obligations under this Agreement, any such failure, refusal or breach to be determined by the Company in its sole and absolute discretion, (vi) disqualification of the Grantee to serve as a senior officer of the Company by any regulatory agency, (vii) willful malfeasance, misconduct, negligence, or incompetence, (viii) engaging in any material transaction which constitutes self dealing or a conflict of interest between the Grantee and the Company without prior disclosure of such transaction to the Company by the Grantee and receipt of prior written approval from the Company, or (ix) use of alcohol or drugs that interferes with the performance of the Grantee's duties or other obligations to the Company and its affiliates.

8.2
Termination by the Company without Cause.  In the event Grantee's employment is terminated by the Company without Cause, all Performance Restricted Share Units shall immediately become vested as of the Termination Date.

8.3
Termination by Grantee.   If Grantee terminates Service prior to the Vesting Date for any reason not set forth in this Section 8 or Section 7 above, all Performance Restricted Share Units will be forfeited.

9. Adjustment Provisions.
This Performance Restricted Share Unit Award shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 12.1 of the Plan.
10. Miscellaneous.
10.1
No Performance Restricted Share Unit Award shall confer upon the Grantee any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and the Common Stock is issued to the Grantee.

10.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.
10.3
Prior to actual receipt of the awarded shares of Common Stock which become issuable hereunder, the Grantee may not transfer any interest in the Award or the underlying awarded shares of Common Stock.  Any awarded shares underlying Performance Restricted Share Units that vest hereunder but which otherwise remain unissued at the time of the Grantee's death may be transferred pursuant to the provisions of the Grantee's will or the laws of inheritance or applicable beneficiary designation.

10.4
This Performance Restricted Share Unit Award shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws, except as superseded by federal law.

10.5
This Performance Restricted Share Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Common Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

10.6	The granting of this Performance Restricted Share Unit Award does not confer upon the Grantee any right to be retained in the employ of the Company or any subsidiary.
11. Collection of Withholding Taxes.
The Company shall collect the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Performance Restricted Share Units (including additional Performance Restricted Share Units due to Dividend Equivalents) at the time those Performance Restricted Share Units vest hereunder.  The FICA taxes shall be based on the fair market value of the Common Stock underlying the Performance Restricted Share Units on the Vesting Date.  Unless the Grantee delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Grantee, the Company shall withhold those taxes from the Grantee's wages.
The Company shall collect the federal, state and local income taxes required to be withheld with respect to the Common Stock issued in accordance with the terms of the Plan; and the withholding shall not exceed the amount necessary to satisfy the withholding requirements.
12. Section 409A of the Code.
It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder, to the extent applicable.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Performance Restricted Share Unit Award set forth above.
METROPOLITAN BANK HOLDING CORP.

By:
Title:

GRANTEE'S ACCEPTANCE
The undersigned hereby accepts the foregoing Performance Restricted Share Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2009 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company's 2009 Equity Incentive Plan and related Prospectus.
GRANTEE

EXHIBIT A
PERFORMANCE MEASURES

Total Restricted Share Units ("RSUs") Available:

Performance Period: Calendar Years [YEAR] through [YEAR]

The Compensation Committee of the Company (the "Committee") has established the following Corporate and Individual Performance Measures for achievement by the Grantee over the Performance Period and has determined the Performance Restricted Share Units potentially available for achievement of each such measurement, as set forth below:

Corporate Performance Measures:

For our 2009 Equity Incentive Plan, we will choose appropriate targets and/or thresholds from performance measures listed in the Metropolitan Commercial Bank Executive Annual Incentive Plan.

Individual Performance Measures:

To be selected by the Committee from time to time.

EXHIBIT B
PEER GROUP